Exhibit 99.1
LEASE TERMINATION AGREEMENT
     THIS LEASE TERMINATION AGREEMENT (the “Agreement”) is made and entered into effective as of the 10th day of October, 2006 (the “Effective Date”), by and between Granite Falls Energy, LLC a Minnesota limited liability company (“Lessor”), and Gopher State Ethanol, LLC a Delaware limited liability company (“Lessee”).
W I T N E S S E T H :
     WHEREAS, Lessor and Lessee are parties to that certain Lease Agreement dated April 12, 2006 (hereinafter referred to as the “Lease”), whereby Lessee did lease from Lessor certain property and equipment described in said Lease (hereinafter referred to as the “Property and Equipment”); and
     WHEREAS, Lessor and Lessee desire to terminate the Lease, and Lessor and Lessee have mutually agreed to terminate the same, including any right, title, interest, obligation or liability which either may have thereunder, as of the Effective Date, pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:
     1. Termination; Mutual Release. Lessor and Lessee shall be deemed to have mutually agreed terminate the Lease and to have released each other from any and all liabilities, claims, rights and causes of action arising out of or in any way connected to the Lease.
     2. Warranty and Representation of Lessee. Lessee hereby warrants and represents to Lessor, which warranty and representation shall survive the execution of this Agreement and the termination of the Lease pursuant hereto, that it has not done anything or suffered anything to be done, whereby the Property and Equipment or Lessor’s title thereto are in any manner encumbered or charged, or which would give any third party any right or claim to the Lease of the Property and Equipment.
     3. No Rebate, refund or Offset to Lessee. The parties hereby acknowledge and agree that the Lessee shall not be entitled to any refund, rebate or offset of said amounts from Lessor for any reason, including, but not limited to, any future leasing of the Property and Equipment by Lessor. Further, Lessee is not entitled to any rebate, refund or offset of any other amounts paid, if any, to Lessor by Lessee prior to the Effective Date.
     4. Necessary Acts. Each party covenants and agrees to perform such further acts and execute such additional instruments as may be necessary and/or proper to accomplish the objectives of this Agreement.
     5. Captions. The captions herein are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections nor in any way affect this Agreement.
     6. Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.
     7. Applicable Law. This Agreement shall be governed by the laws of the State of Minnesota. The parties, by their execution of this Agreement, submit to the jurisdiction of the courts of the State of Minnesota.

     8. Integrated Agreement; Severability. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No other prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties relating to the subject matter hereof and not embodied in this Agreement shall be of any force or effect. This Agreement shall not be modified except in a writing signed by all parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy, whether in whole or in part, the remaining provisions shall not be affected by such holding.
     9. Construction Against Drafting Party. The parties hereto acknowledge and agree that each has had the opportunity to fully negotiate the terms of this Agreement and to modify the draftsmanship hereof. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption, inference or rule requiring the construction or interpretation of any provision hereof against the drafting party.
     10. Due Authorization. The undersigned individuals each respectively warrants and represents on behalf of Lessor and Lessee, that: (i) each has good right, title and authority to enter into this Agreement; (ii) the execution and delivery hereof by the individuals set forth below, and the termination of the Lease as herein provided have been duly authorized and approved by the Board of Governors and/or Members of Lessor and Lessee as may be required by the governing law and/or its Articles of Organization and Operating Agreement, and do not violate any provision thereof or of any agreement to which Lessor or Lessee is a party or is otherwise bound; and (iii) this Agreement, upon execution and delivery by the individuals set forth below, will constitute a valid and binding obligation, enforceable against Lessor and Lessee in accordance with its terms.
     11. Counterparts. This Agreement may be execute din one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts have been signed by Lessor and delivered to Lessee and one or more counterparts have been signed by Lessee and delivered to Lessor.
     IN WITNESS WHEREOF, the parties hereto have duly executed this LEASE TERMINATION AGREEMENT effective as of the day and year first above written.

LESSEE:	LESSOR:

Gopher State Ethanol, LLC	Granite Falls Energy, LLC

By: Granite Falls Energy, LLC	By: /s/ Tom Branhan

Its: Sole Member	Tom Branhan

By: /s/ Tom Branhan	Its: President/CEO

Tom Branhan

Its: President/CEO